Exhibit 10.20

BROADCASTING MEDIA PARTNERS, INC.

2007 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

REFERENCE NUMBER: 2007-SE

Participant:

Grant Date:

Number of Shares:	shares of Class A-1 common stock of Broadcasting Media Partners, Inc. (the “Company”), par value $.001 (“Class A-1 Stock”).[1]

Purchase Price:	$ (the “Purchase Price”)[2]

Vesting Schedule:	[Tranche 1 Shares

Time Vesting. One-fifth (20%) of the Tranche 1 Shares shall vest on each of the first five anniversaries of the Grant Date (each such date a “Vesting Date”), provided Participant’s Service has not terminated prior to the applicable Vesting Date and the vesting of such Shares has not been accelerated as provided below.

Protected Termination. The Participant shall vest, upon a Protected Termination, in a portion of the unvested Tranche 1 Shares determined by multiplying the number of such unvested Shares by a fraction (not greater than one), the numerator of which is the sum of the number of full and partial months of Service since the preceding Vesting Date (or if prior to the first Vesting Date, since the Grant Date) plus months, and the denominator of which is the number of full and partial months remaining in the five-year vesting period since the preceding Vesting Date (or, if prior to the first Vesting Date, since the Grant Date).

Change of Control. All of the unvested Tranche 1 Shares shall vest on the date of a Change of Control (as defined in this Notice) during the Participant’s Service.

Tranche 2 Shares

Performance Vesting. Tranche 2 Shares shall vest during the Participant’s Service upon the Principal Investors receiving, in the aggregate, cash proceeds and other cash distributions in respect of Company Securities (i) equal to two (2) times their Investment, and (ii) after the fifth anniversary, that provides to the Principal Investors at least a 15% Internal Rate of Return.][3]

1 Andrew W. Hobson received 150,022 shares as Tranche 1 Shares and 75,011 shares as Tranche 2 Shares, representing in the aggregate, as of the Grant Date, 0.75% of the fully diluted appreciation in the aggregate value of the Class A Stock and the Company’s Class L Common Stock (excluding preferences). Ray Rodriguez received 120,018 shares as Tranche 1 shares, 60,009 shares as Tranche 2 shares and 15,002 shares as Tranche 3 (“Tranche 3 Shares”), representing in the aggregate, as of the Grant Date, 0.65% of the fully diluted appreciation in the aggregate value of the Class A Stock and the Company’s Class L Common Stock (excluding preferences). Joseph Uva received 33,028 shares of Class A-1 Common Stock (“Granted Shares”).

2 The Purchase Price was $2,778,186, $2,407,761 and $0 for Messrs. Hobson, Rodriguez and Uva, respectively.

[Tranche 3 Shares

Performance Vesting. Tranche 3 Shares shall vest during Participant’s Service upon the Principal Investors receiving, in the aggregate, cash proceeds and other cash distributions in respect of Company Securities (i) equal to two and one-half (2.5) times their Investment, and (ii) after the fifth anniversary, that provides to the Principal Investors at least a 20% Internal Rate of Return.][5]

[Partial Vesting on Sale. If during the Participant’s Service (i) the Company completes an Initial Public Offering, and (ii) the Principal Investors, in the aggregate, have received cash proceeds from the sale or other disposition of Company Securities (other than to Affiliates) representing at least 25% of their Investment, and (iii) any Principal Investor sells or otherwise disposes of any additional Company Securities (other than to Affiliates), then a percentage of the Tranche 2 Shares and Tranche 3 Shares are eligible to vest if the Principal Investors have received an aggregate amount of cash proceeds from all such sales or dispositions of Company Securities at least equal to (A) two (2) times the aggregate cost of such Company Securities or two and one-half (2.5) times the aggregate cost of such Company Securities, as applicable, and (B) after the fifth anniversary of the Grant Date, the Principal Investors have also achieved at least a 15% Internal Rate of Return or 20% Internal Rate of Return, as applicable, on the aggregate cost of such Company Securities. The percentage of Tranche 2 Shares and Tranche 3 Shares that shall vest pursuant to the preceding sentence shall be the same as the percentage of Company Securities that have been sold or otherwise disposed of by the Principal Investors, reduced by the percentage of Tranche 2 Shares and Tranche 3 Shares that have previously vested. A determination as to partial vesting pursuant to this paragraph shall be made as to each sale of Company Securities by any of the Principal Investors on a cumulative, aggregate basis. A Tranche 2 Share or Tranche 3 Share that becomes vested in accordance with this paragraph shall not lose its status as vested by reason of any determination that the applicable performance hurdles described herein had not been attained, on a cumulative basis, as a result of any subsequent transaction.

Certain Events Not Treated As A Sale or Disposition. Any stock dividends, stock splits, stock combinations, corporate reorganizations, recapitalizations or other similar transactions in which cash is not received on account of Company Securities by any Principal Investor, shall not be treated as a sale or disposition of Company Securities for purposes of applying the preceding paragraph.

Protected Termination.

(a) Upon a Protected Termination on or following the earlier of (i) an Initial Public Offering and (ii) the fifth anniversary of the Grant Date, a determination shall be made as to whether the applicable performance objectives have been attained, notwithstanding the absence of any cash realization event by the Principal Investors, by assuming all of the Company Securities then owned by the Principal Investors have been immediately sold for cash equal to their Fair Market Value and if the applicable performance objectives have been attained on such Protected Termination, the Tranche 2 Shares and Tranche 3 Shares shall vest, as applicable.

(b) Upon a Protected Termination, the Participant’s Tranche 2 Shares and Tranche 3 Shares shall continue to be eligible to vest for up to months thereafter, [and, solely with respect to a Change in Control, for an additional month period].][3]

[Granted Shares The Granted Shares will vest in accordance with the following schedule provided the Participant’s Service has not earlier terminated:

Vesting Date	Number of Granted Shares That Vest
1st anniversary of Grant Date	One-third of the total Granted Shares
2nd anniversary of Grant Date	One-third of the total Granted Shares
2-1/2 years after Grant Date	One-third of the total Granted Shares

All of the unvested Granted Shares shall vest upon a Change of Control or upon a Protected Termination (the date of such termination, a Vesting Date).][4]

Forfeiture:	[Notwithstanding the Award Agreement, all Shares subject to this Award, whether vested or unvested, shall be forfeited on the date of Participant’s termination of Service for Cause and any Tranche 2 Shares and Tranche 3 Shares which have not vested on the earliest of (i) the date Participant’s Service terminates on account of a resignation without Good Reason, (ii) year(s) following a Protected Termination and (iii) the date no Principal Investor holds any Company Securities, shall be forfeited on such date. Any Shares forfeited pursuant to the preceding sentence shall be repurchased from the Participant by the Company for a cash payment equal to the lesser of the Fair Market Value of such Shares on the date of forfeiture and the Purchase Price paid by the Participant for such forfeited Shares.][3]

[Upon Participant’s termination of Service for Cause, any Granted Shares which are vested prior to such termination shall not be subject to forfeiture under the Restricted Stock Award Agreement.][4]

Call Right:	[Notwithstanding the Award Agreement, the Call Right shall lapse upon an Qualified Public Offering.][3]

[In the event the Company does pay all or any portion of the purchase price of the Granted Shares with a promissory note, pursuant to Section 7(d) of the Award Agreement, the Participant shall be treated no less favorable as other participants in the Plan who, on or about the same date as the Participant, are each subject to a Company repurchase of at least $1 million in Company Securities, such that the percentage of the purchase price for the Granted Shares to be paid with a Company promissory note shall be no less favorable than the percentage of the purchase price for the Company Securities to be paid with a promissory note by the Company to each of such other participants. The Company’s Call Right expires upon a Qualified Public Offering.][4]

[Fair Market Value:	Solely for purposes of paragraph (a) under the heading “Vesting Schedule”, subheading “Protected Termination” above, on and after an Initial Public Offering, Fair Market Value shall mean 90% of the weighted average closing price of a Share over a period of 90 calendar days (45 days before and 45 days after the date of such valuation or, if the Shares are not publicly traded during any portion of such period, such other 90-day period that most closely resembles that period). Appropriate equitable adjustments will be made to the formula in the preceding sentence if Company Securities other than Shares remain outstanding at the time of determination.

Section 409A:	No action may be taken by the Committee pursuant to Section 12(a) of the Plan which affects this Award without the written consent of the Participant.

Change of Control:	Solely for purposes of vesting under this Notice, “Change of Control” shall mean any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its Affiliates or any “group” (as defined in the Exchange Act Rules), other than any Principal Investor and any of their Affiliates. For the avoidance of doubt, a “Change in Control” shall not include a sale to an underwriter in a firm commitment.][3]

[Put Right:	Upon Participant’s termination of Service by the Company without Cause or by Participant for Good Reason prior to the second anniversary of the Grant Date, the Participant shall have a right to cause the Company to purchase, and the Company shall purchase, on such date of termination, any vested Granted Shares at a per Share price equal to the higher of the Purchase Price per Share or Fair Market Value. The Participant’s Put Right expires upon a Qualified Public Offering.

Resale Restrictions:	In addition to any other restrictions applicable to the Participant, following an Initial Public Offering, the Participant is restricted during Service from selling or otherwise transferring Company Securities issued pursuant to this Award (other than a sale of Shares back to the Company), to the extent that, following such sale or other transfer, the percentage of the total Company Securities that continue to be owned by the Participant (determined by dividing the number of Company Securities that would be owned by the Participant immediately after the proposed sale or other transfer by the number of such securities owned on the Grant Date) would be less than the percentage of the aggregate Company Securities that continue to be owned by the Principal Investors (determined by comparing the number of Company Securities that would be owned by the Principal Investors immediately following the Participant’s proposed sale or other transfer to the number of such securities owned by the Principal Investors on the Grant Date). For purposes of this resale restriction, Company Securities, when used with respect to the Participant, shall include any Restricted Preferred Stock Units and Restricted Common Stock Units then held by the Participant. This provision shall not apply following a termination of Participant’s Service for any reason.][4]

[3]	Applicable to Messrs. Hobson and Rodriguez only.
[4]	Applicable to Mr. Uva only.
[5]	Applicable to Mr. Rodriguez only.

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By signing your name below, you accept that this Award is granted under and governed by the terms and conditions of the Broadcasting Media Partners, Inc. 2007 Equity Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement (reference number 2007-SE) issued under such Plan (the “Award Agreement”), both of which are hereby incorporated by reference; provided that in the event of a conflict between any provision of this Notice and any provision of the Plan or the Award Agreement, the provisions of this Notice shall take precedence. Capitalized terms used but not defined in this Notice of shall have the meanings assigned to them in the above-referenced documents.

BROADCASTING MEDIA PARTNERS, INC.

By:

Title:

PARTICIPANT

Signature:

Print Name: